CALVERT VARIABLE SERIES, INC.
Ameritas Income & Growth Portfolio
Ameritas MidCap Growth Portfolio

4550 Montgomery Avenue, Suite 1000N
Bethesda, Maryland 20814

INFORMATION STATEMENT
REGARDING A CHANGE OF CONTROL OF THE FUND'S SUBADVISOR

This Information Statement is being supplied to all shareholders of the Ameritas Income & Growth and Ameritas MidCap Growth Portfolios (each, a "Portfolio"), series of Calvert Variable Series, Inc. (the "Fund"). Pursuant to an exemptive order granted by the United States Securities and Exchange Commission on December 17, 1996, the Fund and Calvert Asset Management Company, Inc. (the "Advisor" or "Calvert"), the Fund's investment adviser, may enter into and materially amend the Investment Subadvisory Agreement without shareholder approval.

The rationale for this grant of authority is that the Advisor's constant supervision of the subadvisor permits the proportion of shareholders' assets subject to particular subadvisor styles to be reallocated (or, as is the case here, where control of a subadvisor has changed, which is treated the same as the introduction of a new subadvisor) in response to changing market conditions or subadvisor performance, in an attempt to improve a Portfolio's overall performance. In essence, the exemptive order permits the Advisor to select the subadvisor best suited to achieve a Portfolio's investment objective. The only reason you are receiving this Information Statement is because control of the Portfolios' subadvisor has changed. The Portfolios' subadvisor, portfolio manager and fees have not changed. Moreover, neither of the Portfolios' respective investment objectives nor policies have changed.

Obtaining shareholder approval of a change of control of a subadvisor and investment subadvisory agreement imposes costs on the Fund without advancing shareholder interests. Shareholders' interests are adequately protected by their voting rights with respect to the investment advisory agreement and the responsibilities assumed by the Advisor and the Fund's Board of Directors. Further, it has become increasingly difficult to obtain shareholder quorums for shareholder meetings.

Accordingly, pursuant to the exemptive order, as discussed above, as well as in the Prospectus and Statement of Additional Information for both Portfolios, both dated April 30, 2007, and following the change of control of the Portfolios' subadvisor, the Portfolios are providing information about such change of control. We are not asking you for a proxy and you are requested not to send us a proxy.

This Information Statement is expected to be mailed to shareholders of record on or about May 21, 2007.

Shares of the Fund are currently sold only to insurance companies (the "Insurance Companies") for allocation to their separate accounts (the "Variable Accounts") to fund the benefits under certain variable annuity and variable life insurance policies (the "Policies"). Accordingly, the interest of a policy owner in shares of the Fund is subject to the terms of the particular annuity or life insurance policy. For ease of reference, in this Information Statement policy owners are referred to as "shareholders."

Shareholders of each Portfolio of record at the close of business on April 30, 2007 ("record date") are entitled to receive this Information Statement. As of this date, as shown on the books of the Fund, there were issued and outstanding 9,666,884.94 shares of the Ameritas Income & Growth Portfolio and 1,926,176.60 shares of the Ameritas MidCap Growth Portfolio. As of this same date, there was no Board ownership of Portfolio shares, and the respective officers of the Fund beneficially owned less than 1% of the outstanding shares of the Portfolios. As of April 30, 2007, the following shareholders owned of record or beneficially 5% or more of the outstanding voting securities of the respective Portfolio as shown:

Name and Address	% of Ownership

Ameritas Income & Growth

Ameritas Life Insurance Corp. Account X Lincoln, NE	65.33%

Ameritas Life Insurance Corp. Account Y Lincoln, NE	34.11%

Ameritas MidCap Growth

Ameritas Life Insurance Corp. Account X Lincoln, NE	66.20%

Ameritas Life Insurance Corp. Account Y Lincoln, NE	32.93%

Ameritas Life Insurance Corp. is domiciled in Nebraska, and is an affiliate of the Fund's advisor and principal underwriter. Ameritas Life Insurance Corp. is a subsidiary of Ameritas Holding Company, a subsidiary of UNIFI Mutual Holding Company.

Background. Calvert serves as investment advisor to the Fund and to several other registered investment companies in the Calvert Family of Funds. Calvert is located at 4550 Montgomery Avenue, Suite 1000N, Bethesda, Maryland, 20814, and is an indirectly wholly-owned subsidiary of UNIFI Mutual Holding Company.

Calvert has served as the investment advisor to both Portfolios since November 2006, pursuant to shareholder approval. Prior to this, Ameritas Investment Corp. served as the investment advisor since the Portfolios' inception as series of the Fund in 1999, pursuant to a Substitution Order granted by the Securities and Exchange Commission. Calvert (and its predecessor) has traditionally contracted out investment subadvisory services for the Ameritas Portfolios. From inception through the present, the Portfolios' subadvisor has been Fred Alger Management, Inc. ("Alger"). Thus, the subadvisory agreement with Alger has never been submitted to a vote of security holders. Alger's principal business office is 111 Fifth Avenue, New York, NY 10003.

The investment subadvisory agreement with Alger as it relates to both Portfolios is dated as of November 18, 2006. Under the subadvisory agreement, Alger receives a fee from the Advisor based on a percentage of each Portfolio's average daily net assets. For both Portfolios' most recent fiscal year ended December 31, 2007, $552,487.60 and $409,210.88 in fees were paid to Alger for managing the Ameritas Income & Growth Portfolio, and the Ameritas MidCap Growth Portfolio, respectively.

As of February 24, 2007, Fred Alger, who had retired as Chairman of the Board of Fred Alger Management, Inc., relinquished ownership control of Alger Associates and, indirectly, Fred Alger Management, Inc. Upon consummation of this process, Alger Associates and, indirectly, Alger, is now controlled by Mr. Alger's three daughters, each of whom own approximately 33% of the voting rights of Fred Alger Management, Inc. None of these daughters has an active role in the day-to-day management of the firm, however one daughter is on the Board of Trustees of Alger's mutual funds. As a result of this departure, Dan Chung has assumed the role of Chairman and Chief Executive Officer at Alger. As a result of this foregoing then-pending development, at a meeting of the Board of Directors held on November 13, 2006, acting pursuant to the exemptive order discussed above, the Board determined to deliver this information statement to both Portfolios' shareholders.

Board Considerations. After careful consideration by the Advisor of the presumed change in control of Alger, the Advisor recommended, and the Board determined to continue Alger as the subadvisor to both Portfolios. The full Board of Directors, and by a separate vote, the disinterested Directors, approved the Investment Subadvisory Agreement ("Subadvisory Agreement") with Alger, with respect to both Portfolios on November 13, 2006. The disinterested Directors were separately represented by independent legal counsel with respect to their consideration of the approval of the Subadvisory Agreement. Prior to voting, the disinterested Directors reviewed the proposed Subadvisory Agreement with management and also met in a private session with their counsel at which no representatives of management were present.

In evaluating the Subadvisory Agreement, the disinterested Directors reviewed information provided by Alger relating to its operations, personnel, investment philosophy, strategies and techniques. Among other things, Alger provided biographical information on portfolio management and other professional staff, performance information for Alger, and descriptions of Alger's investment philosophies, strategies and techniques, organizational and management structures, and brokerage policies and practices.

The Board of Directors approved the Subadvisory Agreement between Alger and the Advisor based on a number of factors relating to Alger's ability to perform under the Subadvisory Agreement. In the course of their deliberations, the Directors evaluated, among other things: the nature, extent and the quality of the services to be rendered by Alger; Alger's management style and long-term performance record in employing its investment strategies; Alger's current level of staffing and its overall resources; the qualifications and experience of Alger's personnel; Alger's financial condition with respect to its ability to perform the services required under the Subadvisory Agreement; Alger's compliance systems including those related to personal investing; and any disciplinary history. Based upon their review, the Directors concluded that they were satisfied with the nature, extent and quality of services to be provided to the Portfolios under the Subadvisory Agreement.

In considering the cost of services to be provided by Alger and the profitability to Alger of its relationship with the Fund, the Directors noted that the fees under the Subadvisory Agreement are paid by the Advisor out of the advisory fees that the Advisor receives under the Investment Advisory Agreement and also noted that the advisory fees paid by the Fund would not change. The Directors also relied on the ability of the Advisor to negotiate the Subadvisory Agreement and the fees thereunder at arm's length. The Directors also took into account the level of fees that Alger charges its other clients for providing comparable advisory services. Based upon their review, the Board determined that the subadvisory fee was reasonable. For each of the above reasons, the profitability to the Subadvisor of its relationship with the Fund was not a material factor in the Directors' deliberations. For similar reasons, the Directors did not consider the potential economies of scale in Alger's management of the Fund to be a material factor in their consideration at this time.

Investment Subadvisor. Alger continues as investment subadvisor to both Portfolios. As of March 31, 2007, Alger had $9,854.1 million in assets under management. Alger is owned by Alger Inc., which in turn is owned by Alger Associates, a financial services holding company. Alger Associates and, indirectly, Alger, is controlled by Hilary M. Alger, Nicole D. Alger and Alexandra D. Alger, each of whom owns 33% of the voting rights of Alger.

Alger currently provides investment advisory services to certain other mutual funds with investment objectives similar to that of the Portfolios:

Mutual Fund	Assets Under Management (March 31, 2007)	Annual Management Fees
Alger American MidCap Growth Portfolio	$341.4 million	0.76% of assets
Alger MidCap Growth Institutional Fund	$1,424.5 million	0.76% of assets
Alger MidCap Growth Fund	$589.5 million	0.76% of assets
Alger American Income & Growth Fund	$66.4 million	0.585% of assets

With respect to these other mutual funds, Alger has not waived, reduced, or otherwise agreed to reduce its compensation under the applicable investment management contracts.

Both Portfolios will continue to be managed by their respective current portfolio managers. With respect to the Ameritas Income & Growth Portfolio, Dan C. Chung, Kevin D. Collins, and Andrew J. Silverberg will continue to serve as the portfolio managers. For the Ameritas Midcap Growth Portfolio, Dan C. Chung and Andrew J. Silverberg will continue to serve as the portfolio managers. Mr. Chung has been employed by Alger since 1994, and currently serves as Chief Investment Officer and President; Mr. Collins has been employed by Alger since 1996, and currently serves as a Senior Vice President and Senior Analyst; while Mr. Silverberg has been employed by Alger since 2001, and currently serves as a Senior Vice President and Senior Analyst.

The Fund's investment objective and policies have not changed as a result of the transactions described above. The Ameritas Income & Growth Portfolio will continue to primarily seek to provide a high level of dividend income. Its secondary goal is to provide capital appreciation; while the Ameritas MidCap Growth Portfolio will continue to seek long-term capital appreciation.

Alger's Principal Executive Officers and Trustees are as follows:

Name and Title	Principal Occupation

Dan C. Chung, President

President since September 2003 and Chief Investment Officer and Director since 2001 of Alger Management; President since 2003 and Director since 2001 of Alger Associates, Inc. ("Associates"), Alger Shareholder Services, Inc. ("Services"), Fred Alger International Advisory S.A. ("International") (Director since 2003), and Analysts Resources, Inc. ("ARI"). Formerly Trustee of the Trust from 2001 to 2007.

Frederick A. Blum, Treasurer

Executive Vice President and Treasurer of Alger Inc., Alger Management, Associates, ARI, and Services since September 2003 and Senior Vice President prior thereto; Treasurer or Assistant Treasurer since the later of 1996 or its inception; Director of Alger SICAV and International and Chairman of the Board (and prior thereto Senior Vice President) and Treasurer of Trust since 2003.

Hal Liebes, Secretary

Executive Vice President, Chief Legal Officer, Chief Operating Officer, and Secretary of Alger Inc. and Alger Management, Formerly Chief Compliance Officer 2004-2005, AMVESCAP PLC; U.S. General Counsel 1994-2002 and Global General Counsel 2002-2004, Credit Suisse Asset Management.

Michael D. Martins, Assistant Treasurer	Senior Vice President of Alger Management; Assistant Treasurer since 2004. Formerly Vice President, Brown Brothers Harriman & Co. 1997-2004.

Lisa A. Moss, Assistant Secretary

Vice President and Assistant General Counsel of Alger Management since June 2006. Formerly Director of Merrill Lynch Investment Managers, L.P. from 2005-2006; Assistant General Counsel of AIM Management, Inc. from 1995-2005.

Barry J. Mullen, Chief Compliance Officer

Senior Vice President and Director of Compliance of Alger Management since May 2006. Formerly, Director of BlackRock, Inc. from 2005-2006; Vice President of J.P. Morgan Investment Management from 1996-2004.

Hilary M. Alger, Trustee	Director of Development, Pennsylvania Ballet since 2004; Associate Director of Development, College of Arts and Sciences and Graduate School, University of Virginia 1999-2003.

Charles F. Baird, Jr., Trustee

Managing Partner of North Castle Partners, a private equity securities group; Chairman of Leiner Health Products, Enzymatic Therapy and Caleel & Hayden (skincare business); former Chairman of Elizabeth Arden Day Spas, Naked Juice, Equinox (fitness company) and EAS (manufacturer of nutritional products). Formerly Managing Director of AEA Investors, Inc.

Roger P. Cheever, Trustee	Senior Associate Dean for Development in the Faculty of Arts and Sciences at Harvard University; Formerly Deputy Director of the Harvard College Fund.

Lester L. Colbert, Jr., Trustee	Private investor since 1988; Formerly Chairman of the Board, President and Chief Executive Officer of Xidex Corporation (manufacturer of computer information media).

Stephen E. O'Neil, Trustee	Attorney. Private Investor since 1981. Formerly of Counsel to the law firm of Kohler & Barnes.

David Rosenberg, Trustee	Associate Professor of Law since January 2006 (Assistant Professor 2000-2005), Zicklin School of Business, Baruch College, City University of New York.

Nathan E. Saint-Amand M.D., Trustee	Medical doctor in private practice; Member of the Board of the Manhattan Institute (non-profit policy research) since 1988; Formerly Co-Chairman, Special Projects Committee, Memorial Sloan Kettering.

Investment Subadvisory Agreement. The Investment Subadvisory Agreement (the "Subadvisory Agreement") between the Advisor and Alger provides for the same subadvisory fee rates as previously paid. Alger's fee for subadvisory services continues to be paid by the Advisor. For the Ameritas Income & Growth Portfolio, Alger receives a subadvisory fee of 0.355% of the Portfolio's average daily net assets. For the Ameritas MidCap Growth Portfolio, Alger receives a subadvisory fee of 0.53% of the first $250 million of the Portfolio's average daily net assets, 0.48% of the next $250 million in assets, and 0.45% of assets in excess of $500 million.

The Subadvisory Agreement contains the same terms as governed the Advisor's prior arrangement with Alger. Accordingly, the Fund may at any time terminate the subadvisory agreement without penalty by providing not less than 60 days' written notice to the Advisor and the Subadvisor. Such termination can be authorized by the affirmative vote of a majority of the (i) Board or (ii) outstanding voting securities of the Fund. The subadvisory agreement will terminate automatically unless, within two years of the effective date of the Fund, and at least annually thereafter, the continuance of the subadvisory agreement is specifically approved by (i) the Board or the shareholders of the Fund by the affirmative vote of a majority of the outstanding shares of the Fund, and (ii) a majority of the Board, who are not interested persons of the Fund, Advisor or Subadvisor, by vote cast in person at a meeting called for the purpose of voting on such approval. The Advisor may at any time terminate the subadvisory agreement by not less than 60 days' written notice to the Subadvisor, and the Subadvisor may at any time terminate the subadvisory agreement with respect to the Fund by not less than 90 days' written notice delivered to the Advisor, unless otherwise mutually agreed in writing.

In addition, the Subadvisory agreement provides that the Subadvisor shall indemnify and hold harmless the Advisor, the Fund and their respective Directors, officers and shareholders from any and all claims, losses, expenses, obligation and liabilities (including reasonable attorneys fees) arising or resulting from the Subadvisor's willful misfeasance, bad faith, gross negligence or reckless disregard of its duties hereunder. The Subadvisor shall not be obligated to indemnify the Advisor for losses to the Fund resulting from negligent errors or actions by the Subadvisor. In turn, the Advisor shall indemnify and hold harmless the Subadvisor, the Fund, their respective Directors, officers and shareholders from any and all claims, losses, expenses, obligation and liabilities (including reasonable attorneys fees) arising or resulting from the Advisor's willful misfeasance, bad faith, gross negligence or reckless disregard of its duties hereunder or under its investment advisory agreement with the Fund.

Annual Reports. The audited Annual Report to Shareholders of the Fund is incorporated by reference into this Information Statement. Copies of the Annual Report and the most recent semi-annual report succeeding the annual report may be obtained without charge by writing to the Fund at 4550 Montgomery Avenue, Suite 1000N, Bethesda, Maryland 20814 or by calling (800) 368-2745.

Fund Service Providers

Investment Advisor
Calvert Asset Management Company, Inc.
4550 Montgomery Avenue
Suite 1000N
Bethesda, Maryland 20814

Principal Underwriter
Calvert Distributors, Inc.
4550 Montgomery Avenue
Suite 1000N
Bethesda, MD 20814

Administrator
Calvert Administrative Services Company, Inc.
4550 Montgomery Avenue
Suite 1000N
Bethesda, Maryland 20814